UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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PDF SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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Commencing on or about June 15, 2020, PDF Solutions, Inc. will send the following communication to employees:

From: HR@pdf.com
Date: June 15, 2020
Subject: Your vote matters: Voting on PDF’s annual meeting proposals

With PDF’s 2020 annual meeting of stockholders only days away, we want to remind all employee stockholders how important it is to use your voice and vote your PDF shares to help influence our corporate governance. If you held shares on April 29, 2020, you should have already received the Notice of 2020 Annual Meeting, Proxy Statement and the 2019 Annual Report, which was sent to the email address associated with the brokerage account(s) where you hold your shares (E*Trade for most people). If you have not received it, please contact Inga in PDF’s legal department at inga.lysaya@pdf.com.

We want you to understand the matters up for vote and feel comfortable with the voting process. This year, stockholders are being asked to consider and vote on the following issues:

(1)	Election of two directors.

(2)	Approval of the appointment of BPM LLP as our independent registered public accounting firm for 2020.

(3)	Approval of the Sixth Amended and Restated 2011 Stock Incentive Plan.

(4)	The approval of the 2020 Employee Stock Purchase Plan.

(5)	The ratification of an amendment to our Bylaws to designate Delaware as the exclusive forum for certain legal actions.

(6)	Say-on-pay: approval of the compensation of our named executives.

The proxy statement provides the vote recommendation of the PDF board of directors. These recommendations are based on the board’s view of what is best for stockholders and PDF. The board recommends you vote “FOR” each director and Proposals (2), (3), (4), (5) and (6).

In particular, we are writing this email to ask you to vote “FOR” Proposal 3 to approve PDF’s Sixth Amended and Restated 2011 Stock Incentive Plan, which amends and restates the previously amended and restated 2011 Stock Incentive Plan, and “FOR” Proposal 4 to approve PDF’s 2020 Employee Stock Purchase Plan (the “ESPP”), which amends and restates the previously amended and restated 2001 Employee Stock Purchase Plan. These stock plans are an important part of your benefits at PDF. As you know, the 2011 Stock Incentive Plan enables our merit/refresh equity program each year and the ESPP allows you to purchase PDF stock at a discount and to benefit from stock price appreciation. The board of directors considers equity compensation to be a significant component of total compensation for PDF’s employees.

The amendment and restatement of the 2011 Stock Incentive Plan increases the number of shares of common stock authorized under the plan by an additional 1,250,000 shares and extends the term of the plan by 10 years. We believe increasing the authorized shares under the plan is beneficial to employees – it means shares will be available for merit/refresh awards, for example, for another three to four years in the future – and as employee stockholders, voting is your way of exercising your influence over our benefits plans. We will use the available shares responsibly: the PDF board of directors has committed the Company to a “burn rate” (total shares awarded each year) of no more than 7% on average over the 3-year period from 2019 to 2021. The PDF board of directors has also approved a Share Repurchase Program that allows us to buy shares back on the open market, which we do each year to manage overall dilution. This helps to maintain your ownership percentage in PDF.

The amendment and restatement of the ESPP extends the term of the plan for another 10 years (including the possibility of annual increases to the share reserve) and updates the name of the ESPP. No other changes have been made to the ESPP. If PDF’s stockholders do not approve the ESPP, the ESPP will terminate at the 2020 annual meeting of stockholders.

To read more about the proposed plans, including a description of all the changes in the amended and restated plans, please see the 2020 proxy statement.

You can vote up until 3:00 p.m. Pacific Daylight Time on June 22nd using the toll-free telephone number on your proxy card, if you are in Canada or the United States; or from anywhere via Internet by following the instructions on your proxy card. If you vote by telephone or Internet, you do not need to return your proxy card. We encourage you to take the time to vote.

John & Kimon
Co-founders and fellow stockholders